Exhibit 99.1

NEWS RELEASE
Contact: Alliance Data Julie Prozeller – Analysts/Investors FTI Consulting 212-850-5721 alliancedata@fticonsulting.com Shelley Whiddon – Media 214-494-3811 shelley.whiddon@alliancedata.com	Epsilon Jessica Nable – Media 203.210.3125 jnable@epsilon.com Dunkin’ Brands Jessica Gioglio – Media jessica.gioglio@dunkinbrands.com

DUNKIN’ DONUTS SELECTS EPSILON FOR LOYALTY MARKETING TECHNOLOGY PLATFORM

Technology Solution to Serve Consumer Loyalty Program; Enabling Multichannel Communications that Engage Customers

DALLAS, Texas (July 1, 2013) – Epsilon, an Alliance Data (NYSE: ADS) company, has signed an agreement with Dunkin’ Donuts, America's all-day, everyday stop for coffee and baked goods. Epsilon will provide the technology needed to fuel the new DD Perks Program, Dunkin’ Donuts’ loyalty initiative which the company plans to roll out later this year.

Dunkin' Donuts is a market leader in the hot regular/decaf/flavored coffee, iced coffee, donut, bagel and muffin categories. Dunkin' Donuts has earned the No. 1 ranking for customer loyalty in the coffee category by Brand Keys for seven years running. The company has more than 10,500 restaurants in 31 countries worldwide. For the full-year 2012, Dunkin' Donuts' restaurants had global franchisee-reported sales of approximately $6.9 billion. Based in Canton, Mass., Dunkin' Donuts is part of the Dunkin' Brands Group, Inc. (Nasdaq: DNKN) family of companies.

“The passion for Dunkin’ Donuts is unmatched and we are always looking for meaningful opportunities across a variety of touch points to reward our guests for their loyalty,” said John Costello, President, Global Marketing and Innovation, Dunkin’ Brands. “By leveraging technology solutions from Epsilon, a leader in the loyalty marketing space, we are excited to roll out an enhanced DD Perks loyalty program beginning later this year that will enable an even deeper engagement with our guests.”

“Dunkin’ Donuts is a tremendously successful and well-recognized brand within a highly competitive space. They have a great track record of building loyal relationships with their guests,” said Bryan Kennedy, chief executive officer of Epsilon. “The right technology and expertise is critical to building out an effective loyalty program and creating a seamless experience for customers across marketing channels. Our partnership will allow Dunkin’ Donuts to increase their focus on the individual customer, and build even deeper brand and business equity for their organization.”

About Epsilon

Epsilon is the global leader in delivering direct-to-customer connections that drive business performance. Epsilon's integrated solutions leverage the power of rich transactional and demographic marketing data, strategic insights, analytics, award-winning creative and robust digital and database marketing technologies to connect brands with consumers both online and offline, increasing engagement to generate measurable marketing outcomes.  Founded in 1969, Epsilon works with over 2,000 global clients and employs over 4,800 associates in 60 offices worldwide. Epsilon is an Alliance Data company. For more information, visit www.epsilon.com, follow us on Twitter @EpsilonMktg or call 1.800.309.0505.

About Dunkin' Donuts

Founded in 1950, Dunkin' Donuts is America's favorite all-day, everyday stop for coffee and baked goods. Dunkin' Donuts is a market leader in the hot regular/decaf/flavored coffee, iced coffee, donut, bagel and muffin categories. Dunkin' Donuts has earned the No. 1 ranking for customer loyalty in the coffee category by Brand Keys for seven years running. The company has more than 10,500 restaurants in 31 countries worldwide. For the full-year 2012, Dunkin' Donuts' restaurants had global franchisee-reported sales of approximately $6.9 billion. Based in Canton, Mass., Dunkin' Donuts is part of the Dunkin' Brands Group, Inc. (Nasdaq: DNKN) family of companies. For more information, visit www.DunkinDonuts.com.

About Alliance Data

Alliance Data® (NYSE: ADS) and its combined businesses is North America’s largest and most comprehensive provider of transaction-based, data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today’s most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and other emerging technologies. Headquartered in Dallas, Alliance Data and its three businesses employ approximately 11,000 associates at more than 70 locations worldwide.

Alliance Data consists of three businesses: Alliance Data Retail Services, a leading provider of marketing-driven credit solutions; Epsilon®, a leading provider of multichannel, data-driven technologies and marketing services; and LoyaltyOne®, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program. For more information about the company, visit our web site, www.alliancedata.com, or follow us on Twitter via @AllianceData.

Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as "anticipate," "believe," "continue, " "could," "estimate," "expect," "intend, " "may, " "predict," "project," "would," and similar expressions as they relate to us or our management. Forward-looking statements are based on each company’s respective management's beliefs and assumptions, using information currently available to them. Although each company’s management believes that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in each respective company’s filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if management’s underlying assumptions prove to be incorrect, actual results may vary materially from projections. Any forward-looking statements contained in this presentation reflect current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to each company’s respective operations, results of operations, growth strategy and liquidity. Neither company has the intention, and each company disclaims any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise, except as required by law.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the each company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the respective Company's Quarterly Reports on Form 10-Q for each quarterly period subsequent to such company's most recent Form 10-K.

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